STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (“Agreement”) is made as of October 28, 2015 (the “Grant Date”) by and between LIXTE BIOTECHNOLOGY HOLDINGS, INC., a Delaware corporation (the “Company”), and FRITZ HENN, M.D., Ph.D. (the “Optionee”).

WHEREAS, Optionee has entered into an Advisory Agreement with the Company (the “Advisory Agreement”) which provides, inter alia, that the Company will grant Optionee stock options.

NOW, THEREFORE, in consideration of the mutual benefit to be derived herefrom and pursuant to the Consulting Agreement, the Company and Optionee agree as follows:

1. Grant of Option. The Company hereby grants to Optionee the right, privilege and option (the “Option”) to purchase 200,000 shares of its common stock (“Option Shares”) at an exercise price of $0.50 per share (the “Exercise Price”), in the manner and subject to the conditions provided hereinafter.

2. Vesting and Exercise of Option. The Option shall vest as follows: options to purchase 100,000 Option Shares vesting as of the Grant Date with the remainder vesting on the first anniversary of the Grant Date. Any exercise may be with respect to any part or all of the Option Shares then vested and exercisable pursuant to the Option.

3. Termination of Option. Except as otherwise provided in this Agreement, to the extent not previously exercised, the Option shall terminate upon the first to occur of any of the following events:

(a) Five years from the date hereof;

(b) the date that Optionee is no longer acting under the Advisory Agreement because (i) a Notice of Intent to Terminate is issued by Optionee; or (ii) the Company terminates the Advisory Agreement “for cause”; or

(c) the breach by Optionee of any provision of this Agreement.

4. Method of Exercise. The Option shall be exercised by written notice to the Company by the Optionee (or assignee). Such written notice shall state the number of shares with respect to which the Option is being exercised and designate a time, during normal business hours of the Company, for the delivery thereof (“Exercise Date”), which time shall be at least ten days after the giving of such notice unless an earlier date shall have been mutually agreed upon. At the time specified in the written notice, the Company shall deliver to the Optionee a certificate or certificates for such shares. Notwithstanding the foregoing, the Company may postpone delivery of any certificate or certificates after notice of exercise for such reasonable period as may be required to comply with any applicable listing requirements of any securities exchange. In the event an Option shall be exercisable by any person other than the Optionee, the required notice under this Section shall be accompanied by appropriate proof of the right of such person to exercise the option. The Exercise Price shall be payable in full on or before the option Exercise Date by full payment in cash or certified bank or cashier’s check or pursuant to a net share exercise wherein Optionee shall receive Option Shares as follows:

X =	Y(A-B)
A

where	X = the number of Option Shares

Y = the number of Option Shares with respect to which this Option is being exercised

A = Fair Market Value of one share of the Company’s Common Stock (at the date of calculation)

B = the Exercise Price.

As used herein, Fair Market Value means the last sales price reported by Bloomberg Financial Markets for the trading day immediately preceding the Exercise Date.

5. Restrictions on Exercise and Delivery. The exercise of the Option shall be subject to the condition that, if at any time the Company shall determine, in its sole and absolute discretion,

(a) the satisfaction of any withholding tax or other withholding liabilities, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Stock pursuant thereto,

(b) the listing, registration, or qualification of any shares deliverable upon such exercise is desirable or necessary, under any state or federal law, as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto,

(c) the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, or

(d) in the case of any assignee, appropriate investment representations.

then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Optionee shall execute such documents and take such other actions as are required by the Company to enable him to effect or obtain such withholding, listing, registration, qualification, consent or approval. Neither the Company nor any officer or member of the Company’s Board of Directors, shall have any liability with respect to the non-issuance or failure to sell shares as the result of any suspensions of exercisability imposed pursuant to this Section.

6. Assignability. This Option may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of intestate succession, and may be exercised during the lifetime of Optionee only by Optionee. Any transfer by Optionee of any Option granted under this Agreement shall void such Option and the Company shall have no further obligation with respect to such Option. No Option shall be pledged or hypothecated in any way, nor shall any Option be subject to execution, attachment or similar process.

2

7. Restrictive Legends. To the extent required under the securities laws, each certificate evidencing the Option Shares acquired upon exercise of the Option hereunder, including any certificate issued to any transferee thereof, shall be imprinted with appropriate legends.

8. Rights as Stockholder. Neither Optionee nor any assignee, executor, administrator, heirs or legatees, shall be, or have any rights or privileges of a stockholder of the Company in respect of the Option Shares unless and until certificates representing such Stock shall have been issued in Optionee’s name.

9. Adjustments. In the event of any stock dividend or split, or recapitalization, combination, exchange or similar change affecting the Stock, there shall be an appropriate adjustment of the number of Option Shares and the Exercise Price. In the event that the Company is sold, merged, consolidated, reorganized or liquidated, the Board of Directors may take any one or more of the following actions as to outstanding Options (i) provide that the Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) on such terms as the Board of Directors determines to be appropriate, (ii) in the event of a sale or similar transaction under the terms of which holders of the Common Stock of the Company receive a payment for each share surrendered in the transaction (the “Sales Price”), make or provide for a payment to each Option equal to the amount by which (A) the Sales Price times the number of shares of Common Stock subject to outstanding Options exceeds (B) the aggregate exercise price of all such outstanding Options, in exchange for the termination of such Options, or (iii) make such other adjustments, if any, as the Board of Directors determines to be necessary or advisable to provide Optionee with a benefit substantially similar to that to which the Optionee would have been entitled had such event not occurred.

10. Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Company at its principal office, and any notice to be given to Optionee shall be addressed to such Optionee at the address maintained by the Company for such person or at such other address as the Optionee may specify in writing to the Company.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Optionee, his heirs and successors, and of the Company, its successors and assigns.

12. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

[Signature Page Follows]

3

IN WITNESS WHEREOF, this Agreement is effective as of, and the date of grant shall be October 28, 2015.

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:	/s/ John S. Kovach
Name:	John S. Kovach
Title:	President

OPTIONEE:

/s/ Fritz Henn, M.D., Ph.D.
Fritz Henn, M.D., Ph.D.

4